Exhibit h.12

BAIRD FUNDS, INC.

AMENDMENT TO THE FULFILLMENT SERVICING AGREEMENT

        THIS AMENDMENT dated as of June 30, 2002 to the Fulfillment Servicing Agreement, as amended, dated as of September 29, 2000, by and between Baird Funds, Inc. (the "Company"), a Wisconsin corporation, Robert W. Baird & Co. Incorporated (the "Advisor"), a Wisconsin corporation, and U.S. Bancorp Fund Services, LLC ("USBFS"), a Wisconsin limited liability company shall be as follows:

        Paragraph 6 Proprietary and Confidential Information shall be amended and replaced in its entirety as follows:

6. Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Company's shareholders to any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

BAIRD FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Brett Meili	By: /s/ Christine Gray
ROBERT W. BAIRD & CO. INCORPORATED
By: /s/ Russell P. Schwei